                                                                    Exhibit 99.1
FOR FURTHER INFORMATION CONTACT:

Marcus Faust
Executive V.P. and Chief Financial Officer
216-206-1217
mfaust@metrobat.com


             METROPOLITAN FINANCIAL CORP. ANNOUNCES RESTATED SECOND
                   QUARTER RESULTS AND THIRD QUARTER RESULTS

- OVERSTATED VALUE OF MORTGAGE LOAN SERVICING RIGHTS CAUSE OF SECOND QUARTER RESTATEMENT

- THIRD QUARTER LOSS INCLUDES ADDITIONAL DECREASE IN MORTGAGE LOAN SERVICING RIGHTS VALUES DUE TO CONTINUING DECLINES IN LONG-TERM INTEREST RATES

-    RECORD LEVEL OF MORTGAGE ORIGINATION VOLUME

-    CORE DEPOSITS INCREASE 9.1%

Highland Hills, OH - October 23, 2002 - Metropolitan Financial Corp. (Nasdaq:
METF), parent company (the "Company") of Metropolitan Bank and Trust Company (the "Bank"), today announced restated losses for the quarter and six months ended June 30, 2002. Net loss for the quarter was $14.5 million, or $0.90 per common share, compared with the previously stated loss of $11.1 million, or $0.69 per share, and a net loss of $2.1 million, or $0.26 per common share, for the second quarter of 2001. Net loss for the six months ended June 30, 2002 was $14.3 million, or $1.16 per common share, compared with the previously stated net loss of $11.0 million, or $0.89 per share, and a net loss of $2.5 million, or $0.31 per common share, for the six months ended June 30, 2001.

The Company also announced losses for the quarter and nine months ended September 30, 2002. The net loss for the quarter was $920,000, or $0.06 per share, compared with net income of $538,000, or $0.07 per share, for the third quarter of 2001. Net loss for the nine months ended September 30, 2002 was $15.2 million, or $1.12 per share, compared with a net loss of $2.0 million, or $0.24 per share, for the nine months ended September 30, 2001.

Restated Second Quarter 2002 Results
------------------------------------

The Company previously announced on September 20, 2002, its intent to restate its results due to the use of incorrect prepayment speed assumptions in valuing its mortgage loan servicing rights. The Company revised the assumptions and engaged an independent firm to value its servicing rights. Based on the effect of the corrected assumptions and the independent valuation, the Company determined that mortgage loan servicing rights as of June 30, 2002 were overstated by $4.9 million. As a result, net income after tax for the three months ended June 30, 2002 was overstated by $3.4 million.

The Company has filed an amended Quarterly Report on Form 10-Q/A for the second quarter of 2002.

Review of Third Quarter 2002 Results
------------------------------------

The Company said that the primary factor negatively impacting third quarter performance was the increased amortization and impairment of mortgage loan servicing rights as a result of the decline in long-term interest rates.

While net interest income for the nine-month period ended September 30, 2002 declined 9.1% over the prior period, net interest income actually increased 4.5% for the quarter over the third quarter of 2001. The interest rate spread was 2.26%, an increase of 26 basis points above the 2.00% reported for the year earlier quarter even though average earning assets declined 8.1% from the third quarter of last year. The increase in spread reflects the lower funding cost as well as a reduction in lower yielding assets.

Excluding gains on the sale of securities, noninterest income for the third quarter and year-to-date was $17,000 and $1.3 million, respectively, a decline of 99.6% and 86.7%, respectively, from the prior year three and nine-month periods. Much of the decline can be attributed to the continued effect of increased amortization and impairment of mortgage loan servicing rights in a declining interest rate environment. This increased the loss on mortgage loan servicing from $683,000 and $1.5 million for last year's three and nine-month periods to a loss of $5.0 million and $11.3 million, for the same periods in 2002. Excluding this decline in loan servicing income, noninterest income, excluding gain on sale of securities, decreased 4.0% and increased 12.8% for the three and nine-month periods ended September 30, 2002 compared to the prior year periods.

Noninterest expense increased 2.7% for the third quarter of 2002 compared to the third quarter of 2001. This was due to an additional valuation adjustment of $803,000 related to the fixed asset write-down originally incurred in the second quarter. Due in large part to this fixed asset write-down of $8.8 million taken in the second quarter and the adjustment to the estimate in the third quarter, noninterest expense increased 28.8% for the nine-month period ending September 30, 2002, compared with the prior year nine-month period. Excluding the write-down, noninterest expense decreased 4.5% and increased 1.2% from the 2001 three and nine-month periods ended September 30, 2001, respectively.

President and CEO Kenneth T. Koehler remarked, "As our results indicate, the weak economy and a declining interest rate environment have resulted in disappointing earnings. However, a significant portion of our loss in the quarter and year-to-date relates to our mortgage loan servicing business and the fixed asset write-down. As our third quarter net interest income and interest rate spread indicate, we are starting to see positive results in our interest rate spread and margin."

As evidence of the Company's decreasing reliance on higher cost funds, the Company's core deposits increased 9.1% from the third quarter of 2001. Core deposits now make up 33.9% of total deposits compared to 29.4% at September 30, 2001.

Mr. Koehler noted that the Company had record levels of mortgage lending. The Company originated and purchased $126.6 million of mortgage loans during the month of September primarily for resale into the secondary market. He also noted that the Company is one of the very first lenders to use Freddie Mac's new web-based secondary market system, which has increased operational efficiency, and allowed for a much quicker response to market movements.

Mr. Koehler also noted that, "During the quarter, we continued to review all of our operations to divest ourselves of lines of business that do not meet our performance expectations. During the third quarter, we sold our retail credit card portfolio and reached an agreement to sell our trust portfolio accounts. These businesses did not fit our core strengths of community banking and mortgage lending and both were not profitable."

The Company has made progress during the quarter to address asset quality issues. The allowance for loan losses is at a level of $17.4 million, or 1.61% of total loans, compared with 1.46% of total loans at September 30, 2001. The Company's nonperforming loans as a percentage of total loans has decreased from 2.68% at December 31, 2001 to 2.59% at September 30, 2002. As of September 30, 2002, non-performing assets totaled $33.8 million, compared with $30.0 million for the year earlier period and $36.7 million at December 31, 2001.

Mr. Koehler added that, despite the losses incurred this year, the Company continues to meet the "well-capitalized" level in relation to all regulatory capital requirements. As of September 30, 2002, total risk-based capital was 10.05%, compared with 9.12% for the year-ago period.


About the Company
-----------------

Metropolitan Financial Corp. is a Unitary Thrift Holding Company headquartered in Highland Hills, Ohio. Metropolitan Bank and Trust Company operates 24 full-service retail sales offices in the Cleveland metropolitan area of northeastern Ohio and maintains six loan production offices throughout Ohio and western Pennsylvania. To find out more about our products and services, please visit our website at www.metrobat.com.

Forward-Looking Statement and Associated Risk Factors
-----------------------------------------------------

This release contains forward-looking statements that are subject to assumptions, risks and uncertainties. Forward-looking statements can be identified by the fact that they do not relate to historical or current facts. They often include the words "believe," "expect," "anticipate," "likely," "intend," "plan," "estimate," or words of similar meaning, or future or conditional verbs such as "will," "would," "should," "could," or "may." Actual results could differ materially from those contained in or implied by such forward-looking statements for a variety of factors, including: changes in interest rates; continued weakening in the economy and other factors that would materially impact credit quality trends, real estate lending and the ability of Metropolitan Bank & Trust Company to generate loans; business and other factors affecting the economic outlook of individual borrowers of Metropolitan Bank & Trust and their ability to repay loans as agreed; the ability of Metropolitan Financial Corp. and Metropolitan Bank & Trust Company to timely meet their obligations under their respective supervisory agreements and the July 8, 2002,

Supervisory Directive; the status of relevant markets in which Metropolitan Financial Corp. and Metropolitan Bank and Trust Company may sell various assets; an increase in the dollar amount of non-performing loans held by Metropolitan Bank and Trust Company; increased competition which raises rates paid on demand and time deposits offered by Metropolitan Bank and Trust Company; adverse developments in material collection and other lawsuits involving Metropolitan Bank and Trust Company; delay in or inability to execute strategic initiatives designed to grow revenues and/or manage expenses; changes in law imposing new legal obligations or restrictions; the ability of Metropolitan Bank and Trust Company to continue to use the Federal Home Loan Bank as a source of liquidity; and changes in accounting, tax or regulatory practices or requirements.

                 METROPOLITAN FINANCIAL CORP.
                      Comparative Summary
         (Dollars in thousands, except per share data)

                                                                   THREE MONTHS ENDED                 NINE MONTHS ENDED
                                                                       SEPTEMBER 30,                     SEPTEMBER 30,
                                                          -----------------------------------  ----------------------------------
                                                                 2002              2001             2002               2001
                                                          ------------------  ---------------  ---------------    ---------------
                                                           (UNAUDITED)        (UNAUDITED)      (UNAUDITED)          (UNAUDITED)
NET INTEREST INCOME                                        $    8,542         $    8,173       $   23,338         $   25,665
PROVISION FOR LOAN LOSSES                                        (565)             1,150            5,720              5,350
NET INTEREST INCOME AFTER PROVISION                             9,107              7,023           17,618             20,315
NONINTEREST INCOME                                                963              4,633            3,846             11,365
NONINTEREST EXPENSE                                            11,358             11,058           44,858             34,829
INCOME (LOSS) BEFORE FEDERAL INCOME TAXES                      (1,288)               598          (23,394)            (3,149)
PROVISION (BENEFIT) FOR INCOME TAXES                             (368)                60           (8,145)            (1,186)
NET INCOME (LOSS)                                                (920)               538          (15,249)            (1,963)

PER SHARE DATA(1):
  Basic and diluted net income                             $    (0.06)        $     0.07       $    (1.12)        $    (0.24)
  Book value                                                     3.12               5.65             3.12               5.65
  Tangible book value                                            2.95               5.33             2.95               5.33
  Stock price                                                    3.00               2.80             3.00               2.80

PERFORMANCE RATIOS:
  Return on average assets                                      (0.24)%             0.13 %          (1.33) %           (0.16) %
  Return on average equity                                      (6.85)              4.65           (36.22)             (5.50)
  Interest rate spread                                           2.26               2.00             1.94               1.98
  Net interest margin                                            2.48               2.18             2.21               2.22
  Average interest-earning assets to
     average interest-bearing liabilities                      106.03             104.46           105.70             103.77
  Noninterest expense to average assets                          3.01               2.74             3.90               2.79
  Efficiency ratio                                             119.46              86.43           164.98              97.84

(1)Common shares outstanding at September 30, 2002 and 2001 were 16,149,532 and 8,120,677, respectively. Weighted average common shares outstanding in the third quarter, 2002 and year-to-date 2002 were 16,146,209 and 13,648,737, respectively. Weighted average common shares outstanding in the third quarter, 2001 and year-to-date 2001 were 8,117,288 and 8,110,567, respectively.

                                                                 SEPTEMBER 30, 2002      DEC. 31, 2001     SEPTEMBER 30, 2001
                                                                --------------------    ---------------    -------------------
                                                                    (UNAUDITED)                               (UNAUDITED)
FINANCIAL CONDITION AT:
  Total assets                                                          $ 1,496,838         $1,608,420            $ 1,578,222
  Loans receivable, net                                                   1,011,372            974,452              1,035,861
  Securities                                                                104,167            109,183                 62,183
  Mortgage-backed securities available for sale                             163,949            167,313                177,711
  Loan servicing rights, net                                                 13,846             22,951                 24,170
  Deposits                                                                1,058,876          1,142,394              1,118,987
  Borrowings                                                                308,388            340,897                341,033
  Trust Preferred Securities                                                 43,750             43,750                 43,750
  Shareholders' equity                                                       50,342             45,517                 45,864

ASSET QUALITY RATIOS:
  Nonperforming loans to total loans (2)                                       2.59 %             2.68 %                 2.27 %
  Nonperforming assets to total assets (2)                                     2.26               2.09                   1.90
  Allowance for losses on loans to total loans(2)                              1.61               1.49                   1.46
  Net charge-offs to average loans                                             0.70               0.26                   0.22

CAPITAL RATIOS:
  Shareholders' equity to total assets                                         3.36 %             2.83 %                 2.76 %
  Tier 1 capital to total assets (3)                                           7.01               6.45                   6.59
  Tier 1 capital to risk-weighted assets (3)                                   9.03               8.38                   8.26

(2) Ratios are calculated based on period end balances.
(3) Ratios are Metropolitan Bank & Trust only.